EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		February 7, 2006
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE SETS NEW EARNINGS RECORDS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) announced today that fourth quarter and year ended December 31, 2005 earnings and sales dollars set company records.
Net sales for the fourth quarter of 2005 increased 65.5% to a record $244.2 million compared to $147.5 million during the fourth quarter of 2004. The increase in net sales dollars is due primarily to higher wire prices in 2005 versus 2004. Net income for the fourth quarter of 2005 increased 450% to a record $35.4 million versus $6.4 million in the fourth quarter of 2004. Fully diluted net income per common share was a record $1.50 in the fourth quarter of 2005 versus $0.27 in the fourth quarter of 2004.
On a sequential quarter comparison, sales for the fourth quarter of 2005 increased 17.7% to $244.2 million from $207.5 million during the third quarter of 2005. Net Income for the fourth quarter of 2005 increased 216% to $35.4 million versus $11.2 million in the third quarter of 2005. Fully diluted net income per common share was $1.50 in the fourth quarter of 2005 versus $0.48 in the third quarter of 2005.
Net sales for the year ended December 31, 2005 increased 25.7% to a record $758.1 million compared to the previous record of $603.2 million set during 2004. Net income for the year ended December 31, 2005 increased 50.1% to a record $50.1 million, eclipsing the previous high of $33.4 million in 2004. Fully diluted net income per common share also set a new high of $2.13 in the year ended December 31, 2005 versus the previous all time high of $1.42 in 2004.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are proud to announce new records for quarterly and annual earnings and sales. We are enthused by the strong increase in sales and margins during the second half of 2005 versus the first half of 2005. Margins were low throughout most of the first half of 2005. They began to trend upward late in the second quarter of 2005 and continued to expand significantly through the third and fourth quarters. Pricing discipline in our industry continued to solidify in the fourth quarter, enhancing our margins. The price of copper, our major raw material, continues to be strong, which has historically enhanced our margins. Although other inputs such as PVC resin and energy rose in cost as the Gulf Coast hurricanes impacted supplies of these components, we were successful in passing on these cost increases through the price of our wire, while experiencing minimal interruption in our supply. The construction of our new armored cable plant continues on schedule. This extension of our product line is expected to begin producing sales in the third quarter of 2006. Due to our strong cash flow in the fourth quarter, we were able to pay down our debt $13.1 million to $71.2 million despite the fact we increased our working capital by $19.1 million and spent $7.1 million on capital expenditures. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We also want to thank our employees and associates for their tremendous efforts and our stockholders for their support.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheet
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS

Current Assets
Cash	$2,622	$2,640
Receivables, net	164,930	108,752
Inventories	67,932	39,111
Prepaid Expenses and Other	19,749	11,661

Total Current Assets	255,233	162,164

Property, Plant and Equipment, net	93,137	88,679

Other Assets	106	672

Total Assets	$348,476	$251,515

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$17,277	$15,090
Accrued Liabilities and Other	38,844	14,392

Total Current Liabilities	56,121	29,482

Long Term Liabilities
Note Payable	70,438	49,836
Other Long Term Liabilities	762	—
Non-Current Deferred Income Taxes	10,620	12,653

Total Long Term Liabilities	81,820	62,489

Total Liabilities	137,941	91,971

Stockholders’ Equity
Common Stock	259	259
Additional Paid in Capital	38,932	38,020
Treasury Stock	(15,275)	(15,275)
Retained Earnings	186,619	136,540

Total Stockholders’ Equity	210,535	159,544

Total Liabilities and Stockholders’ Equity	$348,476	$251,515

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statement of Income
(In Thousands)
(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2005		2004		2005		2004

Net Sales	$244,172	100.0%	$147,506	100.0%	$758,089	100.0%	$603,225	100.0%
Cost of Sales	176,039	72.1%	126,827	86.0%	632,842	83.5%	506,819	84.0%

Gross Profit	68,133	27.9%	20,679	14.0%	125,247	16.5%	96,406	16.0%

Selling, General and Administrative Expenses	13,081	5.4%	10,959	7.4%	46,335	6.1%	42,218	7.0%

Operating Income	55,052	22.5%	9,720	6.6%	78,912	10.4%	54,188	9.0%

Net Interest & Other Expense	1,260	0.5%	328	0.2%	3,935	0.5%	2,384	0.4%

Income before Income Taxes	53,792	22.0%	9,392	6.4%	74,977	9.9%	51,804	8.6%

Income Taxes	18,382	7.5%	2,956	2.0%	24,898	3.3%	18,444	3.1%

Net Income	$35,410	14.5%	$6,436	4.4%	$50,079	6.6%	$33,360	5.5%

Basic Earnings Per Share	$1.53		$0.28		$2.17		$1.45

Diluted Earnings Per Share	$1.50		$0.27		$2.13		$1.42

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,143		23,104		23,117		23,018

-Diluted	23,624		23,472		23,537		23,528